EXHIBIT 10.1

Summary Sheet: Terms of Employment for Named Executive Officers for 2024

Employment Status

Pursuant to the Federal Home Loan Bank Act, the employees of the Federal Home Loan Bank of San Francisco (the “Bank”), including the Bank’s chief executive officer, the chief financial officer and other named executive officers as of December 31, 2023 (Teresa Bryce Bazemore, Gregory A. Ward, Joseph E. Amato, Anne Segrest McCulloch, and Anthony T. Wong) (the “named executive officers”), are “at will” employees. The named executive officers may resign at any time and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank’s executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. For 2024, the base salaries of the named executive officers are as follows: Teresa Bryce Bazemore, $993,538; Gregory A. Ward, $545,900; Joseph Amato, $540,000, Anne Segrest McCulloch $513,713; and Anthony T. Wong, $450,110.

On occasion, the Bank may pay for resort activities for employees, including our named executive officers, in connection with business-related meetings; and in some cases, the Bank may pay the expenses for spouses/partners accompanying employees to these meetings or other Bank-sponsored events.

The Board adopted the Corporate Senior Officer Severance Policy (Senior Officers’ Policy) applicable to the president, each executive vice president (other than the chief financial officer), and any senior vice president as of December 31, 2018, defined in the Senior Officers’ Policy as “Corporate Senior Officer”. The Senior Officers’ Policy provides severance benefits in the event that the employee’s employment is terminated because the employee’s job or position is eliminated or because the job or position is substantially modified so that the employee is no longer qualified or cannot perform the revised job. For these officers, severance under the Senior Officers’ Policy is equal to the greater of (i) 12 weeks of the officer’s base salary, or (ii) the sum of three weeks of the officer’s base salary, plus three weeks of the officer’s base salary for each full year of service and three weeks of base salary prorated for each partial year of service at the Bank to a maximum of 52 weeks of base salary. The Senior Officers’ Policy also provides one month of continued health and life insurance benefits and, at the Bank’s discretion, outplacement assistance. The Senior Officers’ Policy also provides severance payments in connection with a “Change in Control” (as defined by the Senior Officers’ Policy).